Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PRYSMIAN S.p.A.,

ALISEA CORP.

and

GENERAL CABLE CORPORATION

Dated as of December 3, 2017

TABLE OF CONTENTS

		Page
Article I

The Merger; Closing; Effective Time

1.1.	The Merger	1
1.2.	Closing	2
1.3.	Effective Time	2
Article II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.	Certificate of Incorporation of the Surviving Corporation	2
2.2.	Bylaws of the Surviving Corporation	2

Article III

Directors and Officers of the Surviving Corporation

3.1.	Directors of the Surviving Corporation	2
3.2.	Officers of the Surviving Corporation	3

Article IV

Effect of the Merger on Capital Stock; Exchange of Share Certificates

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Share Certificates	4
4.3.	Treatment of Company Equity Awards	7
4.4.	Adjustments to Prevent Dilution	9

Article V

Representations and Warranties

5.1.	Representations and Warranties of the Company	9
5.2.	Representations and Warranties of Parent and Merger Sub	33

Article VI

Covenants

6.1.	Interim Operations	36

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6.2.	Acquisition Proposals; Change of Recommendation	41
6.3.	Proxy Statement Filing; Information Supplied	45
6.4.	Company Stockholders Meeting	46
6.5.	Cooperation; Status; Antitrust Matters	46
6.6.	Information; Access and Reports	49
6.7.	Stock Exchange Delisting	50
6.8.	Publicity	50
6.9.	Employee Benefits	51
6.10.	Expenses	53
6.11.	Indemnification; Directors’ and Officers’ Insurance	53
6.12.	Stockholder Litigation	55
6.13.	DOJ Agreement	55
6.14.	Other Actions by the Company	55
6.15.	Adoption by Sole Stockholder of Merger Sub	56
6.16.	Financing Cooperation	56
6.17.	Treatment of Outstanding Debt	57

Article VII

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	60
7.2.	Conditions to Obligations of Parent and Merger Sub	60
7.3.	Conditions to Obligation of the Company	61

Article VIII

Termination

8.1.	Termination	62
8.2.	Effect of Termination and Abandonment	63

Article IX

Miscellaneous and General

9.1.	Survival	65
9.2.	Modification or Amendment	66
9.3.	Waiver	66
9.4.	Counterparts	66
9.5.	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	66
9.6.	Notices	67
9.7.	Entire Agreement	68
9.8.	No Third-Party Beneficiaries	69
9.9.	Obligations of Parent and of the Company	69
9.10.	Transfer Taxes	69

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9.11.	Definitions	69
9.12.	Severability	69
9.13.	Interpretation; Construction	70
9.14.	Successors and Assigns	70

Annex A	Defined Terms	A-1

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 3, 2017, is by and among Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Parent”), Alisea Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and General Cable Corporation, a Delaware corporation (the “Company,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has unanimously determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of shares of common stock, par value $0.01 per share, of the Company (the “Shares”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving

Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York time) on the third (3rd) Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized to close.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law.

2.2. Bylaws of the Surviving Corporation. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or as provided by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors of the Surviving Corporation. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

3.2. Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Share Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties and (ii) Shares that are owned by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the Shares referred to in clause (ii), “Dissenting Shares,” and the Shares referred to in clauses (i) and (ii), collectively, “Excluded Shares”)) shall be converted into the right to receive $30.00 per Share in cash, without interest (the “Merger Consideration”). At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.

(b) Cancellation of Certain Excluded Shares; Certain Subsidiary Owned Shares. Each Excluded Share (other than any Converted Share) shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(g). Each Share issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect wholly owned Subsidiary of the Company or Parent (other than Merger Sub) ( the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary’s ownership percentage in the Surviving Corporation immediately after the Effective Time is the same as such Subsidiary’s ownership percentage in the Company immediately prior to the Effective Time (after taking into account the conversion of Merger Sub common stock pursuant to Section 4.1(c)).

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Share Certificates.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b) Deposit of Merger Consideration. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent, cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent, if so directed by Parent or Merger Sub. Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein. Payments to holders in respect of each Company Option, Company RSU Award and Company PSU Award (collectively, the “Company Equity Awards”) shall be paid through the Company’s or the Surviving Corporation’s applicable payroll procedures following the Effective Time at such time as such awards are payable.

(c) Procedures for Surrender.

(i) Promptly after the Effective Time (and in any event within five Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry

Shares to the Paying Agent, such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii) Upon surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, together with, in the case of Share Certificates, the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required, the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iii) No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(iv) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Paying Agent.

(v) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article IV. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each such Share and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one year anniversary of the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

(f) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.

(g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled to receive payments in accordance with the provisions of Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL. If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent notice of any written demands for appraisal of Shares promptly after receipt by the Company and shall give Parent the opportunity to direct and participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.

(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.3. Treatment of Company Equity Awards.

(a) Treatment of Company Options. At the Effective Time, each then outstanding option to purchase Shares (a “Company Option”) granted under the Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, fully vest and shall be cancelled and converted into the right to receive (without interest), within five Business Days following the Effective Time, an amount in cash equal to the product of (i) the number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Option. Each Company Option for which the exercise price per Share is equal to or greater than the Merger Consideration shall be cancelled at the Closing without payment of consideration.

(b) Treatment of Company RSU Awards. At the Effective Time, each then outstanding restricted stock unit award, including each such award that is subject to a performance-based vesting condition measured over a period of one year, and each deferred share, phantom stock unit, or other right to receive a Share or the cash value thereof (a “Company RSU Award”) granted under the Stock Plans shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into:

(i) if such Company RSU Award is held by a non-employee director, the right to receive (without interest), within five Business Days following the Effective Time (or at such later time as would not result in the imposition of a penalty under Section 409A of the Code), an amount in cash equal to (i) the number of Shares subject to such Company RSU Award multiplied by (ii) the Merger Consideration; or

(ii) if such Company RSU Award is not covered by clause (i) above, an award (a “Converted RSU Award”) representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (A) the number of Shares subject to such Company RSU Award multiplied by (B) the Merger Consideration. Each Converted RSU Award will be subject to the same terms and conditions (including payment timing, forfeiture, vesting and acceleration provisions) that were applicable to the related Company RSU Award immediately prior to the Effective Time; provided, that as of the Effective Time, (a) any performance-based vesting condition measured over a period of one year shall be deemed satisfied and shall no longer apply and the applicable Converted RSU Award shall be subject solely to service-based vesting and (b) each Converted RSU Award shall vest on the earlier to occur of its originally scheduled vesting date and the date that is six months following the Closing Date, subject to continued employment with Parent and its Subsidiaries through such applicable date (or, upon such Continuing Employee’s earlier termination by Parent, the Surviving Corporation or any of their respective Affiliates without “cause” or by such Continuing Employee for “good reason” (as each such term is defined in the Company 2015 Stock Incentive Plan).

(c) Treatment of Company PSU Awards. At the Effective Time, each then outstanding performance-based stock unit award (other than any such award covered by Section 4.3(b)) (a “Company PSU Award”) granted under the Stock Plans shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into an award (each, a “Converted PSU Award”) representing the right to receive (without interest and less applicable withholding taxes), an amount in cash equal to (i) the number of Shares subject to such Company PSU Award determined in accordance with the immediately following sentence by the compensation committee of the Company Board (the “Compensation Committee”), multiplied by (ii) the Merger Consideration. For purposes of the immediately preceding sentence, the number of Shares subject to such Company PSU Award shall be determined, (1) for any Company PSU Award with a performance period commencing as of January 1, 2016, based on actual performance, as determined by the Compensation Committee as set forth on Section 4.3 of the Company Disclosure Schedule and (2) for any Company PSU Award with a performance period commencing as of January 1, 2017, based on performance deemed satisfied at the target level. Each Converted PSU Award will be subject to the same terms and conditions (including payment timing, forfeiture, vesting and acceleration provisions) that were applicable to the related Company PSU Award immediately prior to the Effective Time; provided, that as of the Effective Time, the performance-vesting conditions shall no longer apply and each Converted PSU Award shall be subject solely to service-based vesting.

(d) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or the Compensation Committee and, if appropriate, amending the terms of the Company Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable law to ensure that (i) the offering period that is ongoing as of the date of this Agreement shall be the final offering period under the ESPP and each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase Shares in accordance with the ESPP at the earlier of (x) the end of such offering period and (y) the trading date that is five Business Days prior to the Closing Date, (ii) no additional purchase rights shall be granted under the ESPP, (iii) participants in the ESPP shall be prohibited from increasing their payroll deductions from those in effect on the date of this Agreement, and (iv) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee, as applicable, shall adopt any resolutions and take any other actions that are necessary to effectuate the treatment of the Company Equity Awards pursuant to Sections 4.3(a) through 4.3(d). The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards. The Surviving Corporation shall, subject to Section 4.2(h), pay through its payroll systems the amounts due pursuant to Section 4.3(a), Section 4.3(b) and Section 4.3(c).

4.4. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 4.4 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the SEC since December 31, 2015 and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section to the extent they are cautionary, predictive or forward-looking nature) or in the correspondingly numbered sections or subsections of the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. The Company is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse

Effect or (ii) prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s and its material Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so disclosed is in full force and effect.

As used in this Agreement: (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (ii) the term “Material Adverse Effect” means any change, effect, event, occurrence or development that is materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence or development to the extent resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would be occurring:

(A) changes in the economy or financial, debt, credit or securities markets generally in the United States or anywhere else where the Company and its Subsidiaries operate, where any product designed, manufactured, marketed, sold or distributed by the Company or any of its Subsidiaries (“Products”) are designed, manufactured, marketed, sold or distributed or where any services provided by the Company or any of its Subsidiaries (“Services”) are provided, including changes in interest or exchange rates, commodity prices, fuel costs or electricity costs;

(B) changes generally affecting the industries or geographic regions in the United States or elsewhere in which the Company and its Subsidiaries operate or where Products are designed, manufactured, marketed, sold or distributed or Services are provided;

(C) changes or proposed changes in United States generally accepted accounting principles (“U.S. GAAP”) or other accounting standards or interpretations thereof or in any Law, or interpretations thereof;

(D) changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

(E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods, droughts or other natural disasters);

(F) any capital market conditions, in each case in the United States or elsewhere;

(G) a decline in the price or trading volume of the Shares on the New York Stock Exchange (“NYSE”) or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided, that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such decline, to the extent not otherwise expressly excluded by other clauses of this definition, has resulted in a Material Adverse Effect;

(H) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided, that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such failure, to the extent not otherwise expressly excluded by other clauses of this definition, has resulted in a Material Adverse Effect;

(I) the announcement on July 16, 2017 of the Company’s review of strategic alternatives or the announcement, pendency or consummation of this Agreement or the Merger, including the impact thereof on relationships with employees, customers, suppliers and distributors or other Persons, in each case other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the announcement, execution and delivery of this Agreement or the pendency or consummation of the Merger or the performance of obligations under this Agreement;

(J) any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors or officers arising out of this Agreement or the Merger or the other transactions contemplated hereby;

(K) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the express written request of Parent or Merger Sub or with the express written consent of Parent or Merger Sub or expressly required by this Agreement;

(L) the availability or cost of equity, debt or other financing to Parent or Merger Sub, provided, that the exception in this clause (L) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such matter, to the extent not otherwise expressly excluded by other clauses of this definition, has resulted in a Material Adverse Effect;

(M) the identity of Parent or Merger Sub; or

(N) the existence of and compliance by the Company with the Non-Prosecution Agreement, dated as of December 22, 2016 (the “DOJ Agreement”), between the Company and the United States Department of Justice (“DOJ”), to the extent in accordance with the terms thereof;

provided, further, that, the exceptions in clauses (A) through (F) will not apply to the extent such change, effect, event, occurrence or development has a disproportionate adverse effect on the Company and its Subsidiaries compared to other companies operating in the copper, aluminum and fiber optic wire and cable industries.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 75,000,000 Shares and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of the close of business on November 29, 2017, 50,058,714 Shares were outstanding and no Preferred Shares were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 5,576,922 Shares reserved for issuance under the Company 2015 Stock Incentive Plan (including all prior amendments and restatements thereto) and 837,510 Shares reserved for issuance under the Company Deferred Compensation Plan, in each case as amended and restated from time to time in accordance with its terms (together, the “Stock Plans”), and 1,959,024 Shares reserved for issuance under the ESPP, as of the close of business on November 29, 2017, the Company has no Shares or Preferred Shares reserved for issuance. As of the close of business on November 29, 2017, (i) 1,405,149 Shares were underlying outstanding Company Options, (ii) 897,086 Shares were underlying outstanding Company RSU Awards and (iii) 1,163,682 Shares were underlying outstanding Company PSU Awards (assuming settlement of outstanding Company PSU Awards based on maximum performance). All of the outstanding shares of capital stock or other voting securities of each of the Company’s Subsidiaries are owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien, other than transfer restrictions imposed by any applicable Law. Except (w) as set forth in this Section 5.1(b), (x) for securities issued after the date of this Agreement in compliance with Section 6.1(b), (y) pursuant to the exercise or settlement of Company Equity Awards outstanding on or prior to the close of business on November 29, 2017 in accordance with the terms of such awards as in effect on the date hereof, and (z) for the subordinated convertible notes due 2029 of the Company (the “Subordinated Convertible Notes”), issued pursuant to the indenture dated as of December 18, 2009 among the Company, and U.S. Bank National Association, as trustee (the “Subordinated Convertible Notes Indenture”), there are no other outstanding shares of capital stock of, or other equity or voting interests in, the Company, and there are no preemptive or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, securities, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell to any Person any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (other than the Company or one or more of its wholly owned Subsidiaries) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries. Since the close of business on November 29, 2017 through the date hereof, no Shares (or any other securities or rights with respect to the Company described in the immediately preceding sentence) have been issued, except pursuant to the exercise or settlement of Company Equity Awards outstanding on or prior to the close of business on November 29, 2017 in accordance with the terms of the Stock Plans. Except for the Subordinated Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company is not a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any voting or equity interests in the Company or any other agreement relating to the disposition, voting or dividends with respect to any voting or equity interests in the Company. As of the date of this Agreement, the aggregate outstanding principal amount of the Subordinated Convertible Notes is $429,500,000. The “Conversion Rate” (as defined in the Subordinated Convertible Notes Indenture) equals (i) 32.5784 shares of “Common Stock” (as defined in the Subordinated Convertible Notes Indenture) for each $1,000 principal amount of Subordinated Convertible Notes (not taking into account the declaration and payment of the Company’s declared quarterly dividend to be paid on December 29, 2017, and (ii) 32.8141 shares of “Common Stock” (as defined in the Subordinated Convertible Notes Indenture) for each $1,000 principal amount of Subordinated Convertible Notes (taking into account the declaration and payment of the Company’s declared quarterly dividend to be paid on December 29, 2017).

(ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth as of the date of this Agreement (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, together with the jurisdiction of incorporation or formation of each such Person. None of the Company’s Subsidiaries owns any Shares.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its outside financial advisor, J.P. Morgan Securities LLC, dated as of the date of this Agreement, substantially to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all parties, deliver a copy of such opinion to Parent solely for information purposes, it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(d) Governmental Filings; No Violations.

(i) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign or other government; (B) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (C) self-regulatory organization (including NYSE); or (D) arbitral tribunal (each, a “Governmental Authority”) other than (1) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (2) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (3) compliance with any applicable requirements of any other Antitrust Laws (including the filing of a joint voluntary notice with the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to the Defense Production Act of 1950 (including Section 721 thereof, and the regulations promulgated thereunder (the “Exon-Florio Amendment”)) and the filing of a notice of an intended sale or transfer to a foreign person with the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) under International Traffic in Arms Regulations (“ITAR”) §122.4(b) (if deregistration from DDTC has not been completed)), (4) compliance with any applicable requirements of the DOJ Agreement, (5) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (6) compliance with any applicable rules of NYSE and (7) where failure to obtain such authorization or take any such action (A) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in a violation or breach of any applicable Law, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, modification, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under (I) any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each a “Contract”) binding upon the Company or any of its Subsidiaries or to which any of their respective properties, rights or other assets are subject or (II) any Company Permit governing the operation of the business of the Company or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien on any property or asset of the Company or any of its Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach, conflict, default, right, termination, modification, acceleration, cancellation, loss or Lien that (1) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements; Internal Controls.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since December 31, 2015 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment) complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing requirements of NYSE.

(iii) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in writing prior to the date of this Agreement. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(iv) The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income, Company shareholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(v) As of the date hereof, except for amounts not in excess of the sum of (A) the amounts set forth on Section 5.1(e)(v) of the Company Disclosure Schedule and (B) $5,000,000 in the aggregate, there is no cash and cash equivalents held by any Subsidiary of the Company which is legally restricted from being transferred by such Subsidiary to the Company or any other Subsidiary of the Company.

(f) Absence of Certain Changes. (i) From and after December 31, 2016 through the date of this Agreement, the Company and its Subsidiaries have, except in connection with this Agreement and the transactions contemplated hereby, conducted their businesses in all material respects in the ordinary course of business consistent with past practice; (ii) since December 31, 2016, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) since September 30, 2017 and to the date of this Agreement, there has not been any action taken by the Company or its Subsidiaries that would have required the consent of Parent pursuant to Sections 6.1(b)(i), (ii), (iii), (v), (vi) or (viii), if such action had been taken after the date of this Agreement or any agreement by the Company or its Subsidiaries to take such action.

(g) Litigation and Liabilities.

(i) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings (each, an “Action”) before any Governmental Authority to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries, in each case that (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, none of the Company or any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority, except for those that (A) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(ii) There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than:

(A) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the quarterly period ended September 30, 2017 (or any notes thereto);

(B) obligations or liabilities arising in connection with the transactions contemplated by this Agreement;

(C) obligations or liabilities incurred in the ordinary course of business since September 30, 2017;

(D) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); or

(E) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) The statements and information set forth in Section 5.1(g)(iii) of the Company Disclosure Schedule are true, correct and complete in all material respects.

As used in this Agreement, the term “Knowledge” means, when used with respect to the Company, the actual knowledge, after due inquiry of their direct reports, of the persons listed on Section 5.1(g)(ii) of the Company Disclosure Schedule.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans, including Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (the “Non-U.S. Benefit Plans”). For purposes of this Agreement, (A) “Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”), current or former directors of the Company, and current or former consultants of the Company and its Subsidiaries who are natural persons, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, the Stock Plans, and all other employment, consulting (to the extent related to a natural person), retirement, termination or change in control agreements, supplemental retirement, profit sharing, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based incentive, bonus, insurance, medical, welfare, fringe or other plans, contracts, policies or arrangements providing for benefits or remuneration of any kind, whether or not written and whether or not material, and (B) “U.S. Benefit Plans” means all Benefit Plans that are not Non-U.S. Benefit Plans. With respect to each material Benefit Plan listed on Section 5.1(h)(i) of the Company Disclosure Schedule, the Company has provided or made available to Parent, to the extent applicable, true and complete copies of: (1) the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (2) the summary plan description, (3) any related trust agreements, insurance contracts or other funding arrangements, (4) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, (5) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, and (6) the most recently received IRS determination letter or opinion letter (as to qualified plan status).

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all U.S. Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a

“Multiemployer Plan”), are, and have been operated, in compliance in all respects with ERISA, the Code and other applicable Laws; and (B) each U.S. Benefit Plan subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all contributions or other amounts payable by the Company or any Subsidiary with respect to each U.S. Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with U.S. GAAP on the Company Reports, and (B) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any U.S. Benefit Plan or any trust related thereto.

(iv) Neither the Company nor any of its Subsidiaries has or is expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. Each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 5.1(h)(iv) of the Company Disclosure Schedule and except as would not be material to the Company and its Subsidiaries taken as a whole: (A) each such Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (B) no Lien in favor of any such Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA; (C) such Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; and (D) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such Benefit Plan and such report is complete and accurate. Neither the Company nor any ERISA Affiliate has participated in or contributed to, or been obligated to contribute to any Multiemployer Plan in the last six (6) years. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means any entity which is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(v) Neither the Company nor any of its Subsidiaries has any obligations for retiree or post-employment health and life benefits under any ERISA Plan or collective bargaining agreement, other than coverage mandated by applicable Law or continued health and life benefits coverage following a termination of employment for a period not to exceed three years.

(vi) Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby would, whether alone or in combination with another event, except as required by Law, (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent and its Subsidiaries to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans that would not be deductible under Section 280G of the Code.

(vii) Neither the Company nor any Subsidiary has any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(viii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Non-U.S. Benefit Plans are, and have been operated in compliance in all respects with applicable Law, (B) all liabilities of the Company and its Subsidiaries with respect to any such Non-U.S. Benefit Plan are funded or secured by an insurance policy to the extent required by applicable Law or the plan terms or have been accrued to the extent required by U.S. GAAP or other applicable accounting rules, (C) there is no pending or, to the Knowledge of the Company, threatened litigation relating to Non-U.S. Benefit Plans, and (D) each Non-U.S. Benefit Plan, if intended to qualify for special tax treatment, meets all the requirements for such treatment.

(i) Compliance with Laws; Company Permits.

(i) Compliance with Laws. Except as (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement, (A) since the December 31, 2014, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local, territorial, provincial, municipal, regional, foreign or supranational laws, statutes, codes, treaties and ordinances, common law, and any rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards and agency requirements of any Governmental Authority (collectively, “Laws”), (B) as of the date of this Agreement, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened and (C) as of the date of this Agreement, the Company has not received any written notice or written communication from any Governmental Authority of any noncompliance with any Laws that has not been cured as of the date of this Agreement.

(ii) Permits. Except as (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement, (A) the Company and its Subsidiaries hold all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties or other assets and to conduct their businesses in the manner in which they conduct them, (B) all such Company Permits are valid and in full force and effect, (C) the Company and its Subsidiaries are in compliance with such Company Permits and (D) as of the date of this Agreement, there is not pending or, to the Company’s Knowledge, threatened any administrative or judicial proceeding that would reasonably be expected to result in any suspension, adverse modification, revocation or cancellation of any of the Company Permits.

(j) Material Contracts.

(i) Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports as of the date of this Agreement, any Benefit Plan or as set forth in Section 5.1(j)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to or bound by any Contract (a Contract described by clauses (A) through (I) of this Section 5.1(j)(i), including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, being hereinafter referred to as a “Material Contract”):

(A) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(B) that contains any noncompete or exclusivity provisions to which the Company or any of its Subsidiaries is subject that materially restrict the Company or any of its Subsidiaries with respect to any line of business or geographic area, or which materially restricts (or would materially restrict, on its face, following the consummation of the Merger, the Surviving Corporation or any of its Subsidiaries) the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries conducts business;

(C) involving the payment or receipt (or which reasonably would be expected to involve payments or receipt) of amounts of more than $7,500,000 per year or $15,000,000 in the aggregate, in each case, over the remaining term of the applicable Contract;

(D) that contains any “most favored nation” or most favored customer provision, or rights of first or last offer, negotiation or refusal with respect to any material assets of the Company or any of its Subsidiaries, in each case, to which the Company or any of its Subsidiaries is subject, in each case to a degree that is material to the Company and its Subsidiaries, taken as a whole;

(E) that provides for a material partnership, joint venture, collaboration or similar material arrangement (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(F) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $5,000,000 or relating to the pledge, mortgage or other grant of security interests in any material assets of the Company or any of its Subsidiaries including, without limitation, the Senior Notes Indenture and the Subordinated Convertible Notes Indenture, and except for (i) any Contract solely among or between the Company and any of its wholly owned Subsidiaries, (ii) any surety or performance bond, letter of credit or similar Contract entered into in the ordinary course of business and (iii) any Contract that is immaterial to the Company and its Subsidiaries, taken as a whole;

(G) that includes a minimum purchase, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries that is material to the Company or any of its Subsidiaries, taken as a whole;

(H) that is a Material Real Property Lease;

(I) with a Governmental Authority other than Company Permits and sales or supply agreements entered into in the ordinary course of business;

(J) (1) pursuant to which a third party has granted to the Company or any of its Subsidiaries a license, covenant not to sue, or other right to any Intellectual Property Rights that are material to the conduct of business of the Company or any of its Subsidiaries, other than any non-exclusive rights for off-the-shelf software that is generally available on a commercial basis; or (2) pursuant to which the Company or any of its Subsidiaries has granted a third party a license, covenant not to sue, or other right to any material Registered Intellectual Property, other than nonexclusive licenses granted to (I) customers in the ordinary course of business and (II) contractors or consultants to facilitate the provision of services for or on behalf of the Company or any of its Subsidiaries;

(K) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $3,000,000 (other than the Stock Plans);

(L) entered into since January 1, 2014 that provides for the acquisition or disposition of all or part of a business with respect to which the Company or any of its Subsidiaries has made or received, or reasonably expects to make or receive, payments in excess of $5,000,000; or

(M) that is a Contract for any hedge, swap or other derivative transaction pursuant to which the Company or any of its Subsidiaries has potential exposure of $10,000,000 or more.

(ii) The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all written Material Contracts required to be identified in Section 5.1(j)(i) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(iii) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms, other than as a result of any breach or default by the Company or any of its Subsidiaries). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or, with or without notice or lapse of time would be) in default or breach under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract.

(iv) For the purposes of this Agreement (A)“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, and (B) “Indebtedness” shall mean, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business), (iv) all lease obligations of such Person capitalized on the books and records of such Person, (v) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (vi) all obligations of such Person under interest rate, currency, commodity or other derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (viii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.

(k) Real Property.

(i) Title to Real Property; Liens.

(A) Leased Real Property. Except as has not been, and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole: (1) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (2) there exists no default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; (3) the Company or its applicable Subsidiary has not (A) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (B) collaterally assigned or granted any other security interests in any Real Property Lease or any interest therein; and (4) there are no Liens on the estate or interests created by any such Real Property Lease, except Permitted Liens.

(B) Owned Real Property. Set forth on Section 5.1(k)(i)(B) of the Company Disclosure Schedule is an accurate and complete list of all land, buildings and improvements and other real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). Except as has not been and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company or its applicable Subsidiary has good and valid title to all the Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as has not been, and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole: (1) the Company or its applicable Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; and (2) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property, any portion thereof or any interest therein.

(C) For purposes of this Agreement:

a.	“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

b.	“Lien” shall mean any mortgage, lien, pledge, charge, security interest, deed of trust, UCC, right of first refusal, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

c.	“Permitted Liens” shall mean: (1) Liens for current Taxes or assessments that are (x) not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (2) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (3) with respect to the Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that do not materially impair the use, occupancy or value of such Real Property, including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all matters of public record, (B) any conditions that are apparent or revealed by a current survey or physical inspection, (C) zoning, building, subdivision or other similar requirements or restrictions and (D) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the present use and operation of such property; (4) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the use, occupancy or value of such Leased Real Property; and (5) Liens securing payment, or any obligation, with respect to outstanding indebtedness incurred in connection with the purchase of Owned Real Property so long as there is no event of default under such indebtedness; (6) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (7) non-exclusive licenses and similar non-exclusive rights granted with respect to Intellectual Property Rights; (8) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent; and (9) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the quarterly period ended September 30, 2017 (or any notes thereto).

d.	“Real Property” shall mean the Leased Real Property and the Owned Real Property.

e.

“Real Property Leases” shall mean the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use of occupy any real property.

f.	“Material Real Property Leases” shall mean Real Property Leases requiring an annual payment in excess of $1,000,000.

(D) Except as has not been and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against any material Real Property.

(E) Except as has not been and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement the Company has not received any written notice that its present use of the Real Property is not in conformity with all applicable Laws, rules, regulations and ordinances, including all applicable zoning Laws, ordinances and regulations and with all registered deeds, restrictions of record or other agreements affecting such Real Property.

(l) Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(f), no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Merger or the other transactions contemplated by this Agreement. There is no stockholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. The Company Board has taken all action so that Parent will not be prohibited from entering into or consummating a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(m) Environmental Matters. Each of the Company and its Subsidiaries are, and since December 31, 2014 have been, in compliance with all applicable Environmental Laws, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted other than as has not had and would not be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company and its Subsidiaries have not received any written claim, notice of violation or citation since December 31, 2014 concerning any violation or alleged violation of any applicable Environmental Law or any release of any Hazardous Substance during the past three years except for matters that have been resolved, are no longer outstanding or as have not had and would not otherwise be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there are no legal actions, suits or proceedings pending or threatened concerning compliance by the Company or any of its Subsidiaries with any Environmental Law except for matters that have been resolved, are no longer outstanding or as have not had and would not otherwise be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Subsidiary is subject to any order, decree, injunction or other binding agreement with any Governmental Authority concerning liability or obligations under any Environmental Law. Notwithstanding any other representation or warranty in this Section 5.1 (other than the representations and warranties made in Section 5.1(e), Section 5.1(f)(ii) and Section 5.1(g)(ii)), the representations and warranties contained in this Section 5.1(m) constitute the sole representations and warranties of Company relating to any Environmental Law (other than the representations and warranties made in Section 5.1(e), Section 5.1(f)(ii) and Section 5.1(g)(ii)).

As used in this Agreement, (i) the term “Environmental Law” means any Law relating to the protection of the environment or human health and safety as it relates to any Hazardous Substance and (ii) the term “Hazardous Substance” means any material that is listed, regulated, classified or defined as hazardous, toxic or as a pollutant under any Environmental Law including, without limitation, any petroleum compounds, asbestos, or polychlorinated biphenyls.

(n) Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete, (B) have paid all Taxes that are required to be paid except for Taxes that are being contested in good faith in appropriate proceedings and for which reserves have been established in accordance with U.S. GAAP and (C) have complied with all applicable Laws (including information reporting requirements) relating to the payment, collection, withholding and remittance of Taxes, including with respect to amounts owing to or from any employee, creditor, customer or other third party.

(ii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to any Tax Return or any Taxes, or any extension of time with respect to the assessment, deficiency, or collection of any Tax, in each case, that is currently effective.

(iii) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except (A) Liens for current Taxes not yet due and payable and (B) Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with U.S. GAAP. As of the date of this Agreement, no deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part. As of the date of this Agreement, there are not pending or threatened in writing any audits, suits, claims, examinations, investigations, or other proceedings in respect of Taxes or Tax matters.

(iv) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any of its Subsidiaries); (B) has any liability for the payment of any Tax imposed on any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Tax Law; (C) has transferee or successor liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) by operation of applicable Law; or (D) is a party to any Tax sharing, allocation or indemnification agreement other than any (1) agreement or arrangement solely among the Company and its Subsidiaries, or (2) customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements or other commercial agreements entered into in the ordinary course of business and not primarily related to Taxes. In the last two years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local or foreign Law).

(v) Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(vi) The accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the financial statements included in the Company Reports filed prior to the date of this Agreement are adequate in accordance with U.S. GAAP.

(vii) To the Knowledge of the Company, as of the date of this Agreement the statements, information and amounts set forth in Section 5.1(n)(vii) of the Company Disclosure Schedule are true, correct and complete.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, windfall, other profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties, imposts, fees, levies or assessments of any nature whatsoever imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds, supporting material, information returns and similar filings) supplied or required to be supplied to a Tax authority relating to Taxes, including any attachments thereto and any amendments or supplements thereof.

(o) Labor Matters.

(i) Section 5.1(o)(i) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (1) any collective bargaining agreement or other agreement with a labor union, works council, public labor authority, or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by and (2) any pending or, to the Company’s Knowledge, threatened labor representation request with respect to any employee of the Company or any of its Subsidiaries. True and complete copies of all agreements listed on Section 5.1(o)(i) of the Company Disclosure Schedule have been provided or made available to Parent. To the Knowledge of the Company, as of the date of this Agreement, there are no labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, shifts organization, and overtime.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, none of the Company or any of its Subsidiaries is subject to, is a party to, or, to the Knowledge of the Company, has been threatened with any action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Authority, charge or lawsuit relating to labor or employment matters involving any current or former employees of the Company or any of its Subsidiaries, including matters involving labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy, plant closings, wages and hours, shifts organization, and overtime. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened Action that has been asserted or instituted against the Company or any of its Subsidiaries by any Governmental Authority or any individual relating to the legal status or classification of an individual classified by the Company or any of its Subsidiaries as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

(p) Intellectual Property. Section 5.1(p)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries and used in the operation of the Company’s and its Subsidiaries’ business as of the date of this Agreement. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole:

(i) All items of Registered Intellectual Property required to be included on Section 5.1(p)(i) of the Company Disclosure Schedule are owned by the Company or a Subsidiary thereof, as applicable, free and clear of all Liens other than Permitted Liens, and to the extent issued or registered, all such Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable.

(ii) The Company and its Subsidiaries have not since the Applicable Date infringed, misappropriated or otherwise violated, and does not currently infringe, misappropriate or otherwise violate, the Intellectual Property Rights of any third party. Since Applicable Date, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or currently infringes, misappropriates or otherwise violates any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(iii) The Company and its Subsidiaries have taken reasonable actions and have implemented reasonable policies and procedures designed to protect its and their trade secrets and confidential information and the integrity and continuous operation of its and their IT Assets. The IT Assets operate and perform in all material respects the functions that are necessary for the continued operation of the businesses of the Company and its Subsidiaries as currently conducted. Since the Applicable Date, the IT Assets have not materially malfunctioned or failed and are free from material bugs or other defects. No Person has gained unauthorized access to the IT Assets.

(iv) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have taken commercially reasonable measures to protect all Personal Data in its and their possession against unauthorized access or use, misuse, loss or damage and (ii) the Company and its Subsidiaries have since the Applicable Date complied with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of all Personal Data, and, to the Knowledge of the Company, there has been no unauthorized access to or use of, misuse of, loss of or damage to any such Personal Data.

For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property Rights” means any or all of the following in the world: (a) patents (including design patents) and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof, (b) rights in trademarks, service marks, trade names, corporate names, service names, symbols, logos, brands, trade dress, packaging design, slogans, Internet domain names, uniform resource locators, and other similar identifiers of origin, in each case whether or not registered, and any and all common law rights thereto, and registrations and applications for registration thereof and any goodwill associated therewith, (c) published and unpublished works of authorship whether or not registered or sought to be registered, copyrights in and to the foregoing, together with all common law rights therein, and any applications and registrations therefor and (d) trade secrets and any intellectual property or proprietary rights in or to any know-how or confidential information.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case, owned by the Company or any of its Subsidiaries and used in their respective businesses.

“Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, including: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees and (ii) any (A) persistent identifier, such as IP address or machine I.D. associated with an individual, (B) Protected Health Information (as such term is defined in the Health Insurance Portability and Accountability Act of 1996, as amended) or (C) Nonpublic Personal Information (as such term is defined in Gramm-Leach-Bliley Act, as amended). “Personal Data” also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law.

“Registered Intellectual Property” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries and issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority.

(q) Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and provide full and adequate coverage against such risks as are incident to the business of companies of a comparable size in the industries in which the Company and its Subsidiaries operate. The Company has made available to Parent true, correct and complete copies of the material Insurance Policies in effect as of the date of this Agreement or summaries thereof. Each Insurance Policy maintained by or on behalf of the Company as of the date of this Agreement is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) Certain Business Practices. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company, its Subsidiaries, their respective directors and officers and, to the Knowledge of the Company, their respective other employees, consultants and agents in each case acting on behalf of the Company have complied at all times since December 31, 2012, and are in compliance, with (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.) (“FCPA”), and (B) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated or in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries and/or any of their respective directors or officers and/or, to the Knowledge of the Company, any of the Company’s and its Subsidiaries’ respective other employees, consultants and agents in each case acting on behalf of the Company have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation of the FCPA and any Laws described in clause (B) of the immediately preceding sentence. As used in this Agreement, the term “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Authority, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization. The Company and its Subsidiaries (x) have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the other Laws described in clause (B) of the first sentence of this Section 5.1(r) and (y) have maintained such policies and procedures in force. Since December 22, 2016, the Company and its Subsidiaries have complied with their respective obligations under the DOJ Agreement in all material respects.

(s) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed J.P. Morgan Securities LLC as its outside financial advisor.

(t) Suppliers and Customers. Section 5.1(t) of the Company Disclosure Schedule sets forth accurate and complete lists, with respect to the twelve month period ended September 30, 2017, of the 20 largest suppliers and the 20 largest customers (including distributors) for the Company or any of its Subsidiaries during such period, based on amounts paid or payable to such supplier, or received or receivable from such customer, in such period.

(u) Product Liability. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has, since January 1, 2015 to the date of this Agreement, submitted a claim or, to the Knowledge of the Company, intends as of the date hereof to submit a claim, under any Insurance Policy with respect to any ongoing, threatened or settled product liability or warranty claim; and (ii) since January 1, 2015 to the date of this Agreement, (A) neither the Company nor any of its Subsidiaries has been required by any Governmental Authority, or were required under applicable Law, to make or issue any recall or withdrawal of, or safety alert, suspension, post-sale warning or other similar action with respect to, any products of the Company or any of its Subsidiaries, and no recalls, withdrawals, safety alerts, suspensions, post-sale warnings or other similar actions are in effect or, to the Knowledge of the Company, pending or contemplated, with respect to any product of the Company or any of its Subsidiaries and (B) no product of the Company or any of its Subsidiaries has been the subject of any voluntary or involuntary recall, suspension, market withdrawal, safety alert, post-sale warning, or similar action.

(v) No Other Representations or Warranties. Except for the representations and warranties in this Section 5.1, neither the Company nor any Person on behalf of the Company makes or has made any express or implied representation or warranty with respect to the Company or any its Subsidiaries or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise) or any information regarding any of the foregoing. Except for the representations and warranties in this Section 5.1, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan or other information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of the Company in this Section 5.1, any other information provided or made available to Parent or Merger Sub or their respective Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent or Merger Sub or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement or otherwise), and each of Parent and Merger Sub acknowledge the foregoing. The Company agrees and acknowledges that it has not relied on and Parent and Merger Sub have not made any representations and warranties other than those that are expressly set forth in Section 5.2 and that Parent and Merger Sub shall have no liability to the Company resulting from the Company’s reliance on any such information.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the correspondingly numbered sections or subsections of the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. (i) Parent is a company duly incorporated and in good standing under the Laws of the Republic of Italy, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger and the other transactions contemplated by this Agreement by the Outside Date.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations.

(i) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (B) compliance with any applicable requirements of the HSR Act, (C) compliance with any applicable requirements of any other Antitrust Laws (including the filing of a joint voluntary notice with CFIUS pursuant to the Exon-Florio Amendment and the filing of a notice of an intended sale or transfer to a foreign person with the DDTC under ITAR §122.4(b) (if deregistration from DDTC has not been completed)), (D) compliance with any applicable requirements of the DOJ Agreement, (E) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (F) compliance with any applicable stock exchange rules, and (G) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no pending or, to the knowledge of the senior executive officers of Parent, threatened (in writing) Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Sufficiency of Funds. Parent and Merger Sub will have as of the Effective Time available to them cash and other sources of immediately available funds sufficient to pay the aggregate Merger Consideration and all other cash amounts payable in connection with the Closing pursuant to this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

(f) Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Ownership of Shares; Interested Stockholders. None of Parent, Merger Sub or any of their respective Subsidiaries (i) beneficially owns, directly or indirectly, any Shares, any rights or options to acquire any Shares or any securities or instruments convertible into, exchangeable into or exercisable for Shares or (ii) is, or has been at any time during the period commencing three years prior to the date of this Agreement an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

(h) Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or the other transactions contemplated in this Agreement.

(i) No Other Representations or Warranties. Except for the representations and warranties in this Section 5.2, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes or has made any express or implied representation or warranty with respect to Parent or any its Subsidiaries or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise). Except for the representations and warranties in this Section 5.2, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent and its Subsidiaries notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of Parent and Merger Sub in this Section 5.2, with respect to any other information provided or made available to the Company or its Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company or its Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement), and the Company acknowledges the foregoing. Each of Parent and Merger Sub agrees and acknowledges that it has not relied on and the Company has not made any representations and warranties other than those that are expressly set forth in Section 5.1 and that the Company shall have no liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except as otherwise (i) required by this Agreement, (ii) required by applicable Law or the DOJ Agreement, (iii) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (iv) set forth on Section 6.1(a) of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their reasonable best efforts to conduct their businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve their business organizations intact and to maintain existing business relationships (including with customers and suppliers); provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

(b) Except as otherwise (w) required by this Agreement, (x) required by applicable Law or the DOJ Agreement, (y) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (z) set forth on Section 6.1(b) of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will not, and will cause its Subsidiaries not to:

(i) (x) adopt or submit to stockholder approval any change in the certificate of incorporation or bylaws of the Company or (y) adopt any change in the comparable organizational document of any Subsidiary of the Company that, in the case of this clause (y), would be adverse to Parent or Merger Sub or adversely affect or delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction between or among any of its wholly owned Subsidiaries that would not impose, individually or in the aggregate, any changes or restrictions on its assets, operations or business or on the assets, operations and business of the Company and its Subsidiaries that would be adverse to Parent or any of its Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing, individually or in the aggregate, any changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries except for restructuring, reorganizations or complete or partial liquidations that do not incur, increase or accelerate any material liability to any Person;

(iii) acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) (A) any corporation, partnership or other business organization or (B) any assets outside of the ordinary course of business consistent with past practice from any other Person in any transaction or series of related transactions (in the case of clause (B), for consideration in excess of $10,000,000 in the aggregate);

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (B) any issuance, sale, grant or transfer of Shares pursuant to (1) exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement, in each case in accordance with their terms or (2) the conversion of Subordinated Convertible Notes in accordance with their terms or (C) with respect to encumbrances, pursuant to the Company Credit Agreement as in effect on the date hereof.

(v) make any loans, advances or capital contributions to any Person (other than (A) to the Company or any of its wholly-owned Subsidiaries, (B) operating leases and extensions of credit terms to customers in each case in the ordinary course of business consistent with past practice and (C) loans or advances made by the Company or any of its Subsidiaries to employees in the ordinary course of business consistent with the terms set forth in Section 6.1(b)(v) of the Company Disclosure Schedule);

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends or other distributions paid by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company and (B) quarterly dividends to stockholders of the Company by the Company in an amount not to exceed $0.18 per Share with record and payment dates for such dividends consistent with practice or, subject to the preceding clause (B) (which, for the avoidance of doubt, shall be permitted), take any other action or permit any event or circumstances to occur that would cause or require an adjustment of the “Conversion Rate” (as defined in the Subordinated Convertible Notes Indenture);

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly-owned Subsidiary of the Company, (B) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards, or payment of the exercise price in respect of Company Options, in each case, outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement and (C) redemptions or acquisitions of the Subordinated Convertible Notes to the extent required by, and in accordance with, the terms thereof);

(viii) create, incur, assume, guarantee, endorse, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees of the same or any other Indebtedness incurred outside the ordinary course of business consistent with past practice, issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or grant any Liens on any of its assets, except for (A) borrowings in the ordinary course of business consistent with past practice under the Company’s credit facilities as in effect on the date hereof or under facilities that replace or refinance such existing credit facilities and that (I) can be repaid on the Closing Date in connection with the Closing without premium or penalty and (II) do not increase the aggregate amount of the commitments thereunder relative to the facilities so replaced or refinanced and (B) guarantees by the Company of the obligations of its Subsidiaries incurred in the ordinary course of business consistent with past practice, and (C) indebtedness for borrowed money that can be prepaid without premium or penalty on the Closing Date in connection with the Closing in an amount not to exceed $25,000,000 in the aggregate;

(ix) other than in accordance with the Company’s capital expenditure budget made available to Parent prior to the date of this Agreement and set forth in the Company Disclosure Schedule, incur or commit to any capital expenditure or expenditures, except capital expenditures of less than $5,000,000 individually or $10,000,000 in the aggregate;

(x) other than in the ordinary course of business (it being understood that this ordinary course exception shall not apply to any actual or potential Material Contracts pursuant to clauses B, D, E, G, I, K or L of the definition thereof) or in connection with any matter to the extent such matter is expressly permitted by any other clause of this Section 6.1(b), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (B) amend or modify in any material respect or assign or terminate any Material Contract (other than expirations of any such Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder, or amend or modify in any respect or assign, terminate or fail to comply with the DOJ Agreement;

(xi) make any material changes with respect to financial accounting policies or procedures, except as required by Law, proposed Law or by U.S. GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xii) settle any action, suit, claim, hearing, arbitration, investigation or other proceedings (other than any audit or other proceeding in respect of Taxes), other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, the Company or any of their respective Subsidiaries) involving payment by the Company or any of its Subsidiaries of (A) amounts not in excess of the sum of (x) amounts specifically reserved in accordance with U.S. GAAP with respect to such proceeding on the Company’s consolidated financial statements for the quarterly period ending September 30, 2017 plus (y) $500,000, or (B) an amount not greater than $500,000 individually or $3,000,000 in the aggregate;

(xiii) (A) make, change or revoke any Tax election, (B) except in the ordinary course of business and consistent with past practice, file any amended Tax Return, (C) adopt or change any accounting method for Taxes, (D) settle or compromise any Tax liability or any audit, examination or other proceeding in respect of Taxes, (E) surrender any claim for a refund of Taxes, or (F) enter into any closing agreement relating to Taxes, except, in each case, to the extent such action would not, individually or in the aggregate, reasonably be expected to result in a material increase in the Tax liability of the Company and its Subsidiaries taken as a whole (it being agreed and understood that this exception shall not be construed to permit the Company or any of its Subsidiaries, without the approval of Parent (such approval not to be unreasonably withheld, delayed or conditioned), to settle or compromise any Tax liability or any audit, examination or other proceeding in respect of Taxes in excess of $500,000 individually or $3,000,000 in the aggregate);

(xiv) transfer, sell, lease, license, permit to lapse, abandon, divest, cancel or otherwise dispose of, or permit or suffer to exist the creation of any Lien upon other than Permitted Liens, any assets or capital stock of the Company or any of its Subsidiaries, except (A) inventory or Registered Intellectual Property in the ordinary course of business consistent with past practice or (B) having a value not in excess of $5,000,000 individually or $15,000,000 in the aggregate;

(xv) except as required by any Benefit Plan as in effect on the date hereof, (A) terminate, adopt, establish, enter into, amend or renew any Benefit Plan, other than amendments that do not increase benefits or result in increased costs, (B) increase in any manner the compensation, benefits, severance or termination pay of any of the current or former directors or employees of the Company or its Subsidiaries, (C) pay any bonus or incentive compensation under any Benefit Plan, other than to the extent permitted by Section 6.9(d), (D) accelerate the vesting of or lapsing of restrictions, or amend the vesting requirements, with respect to any equity-based compensation or other long-term incentive compensation under any Benefit Plan, (E) grant any new severance, change in control, retention benefit or any other award (other than severance pursuant to separation agreements entered into with terminated employees who are not executive officers in the ordinary course of business consistent with past practice providing for severance not in excess of that required by applicable Law or a Benefit Plan in effect on the date hereof), (F) take any action to accelerate the payment of, or to fund or secure the payment, of any amounts under any Benefit Plan, (G) hire any (x) executive officer or (y) employee or consultant who is a natural person with a base salary or annualized base wage amount in excess of $150,000, (H) promote any executive officer of the Company or promote any employee to an executive officer position or a position for which the base salary or annualized base wage amount exceeds $150,000, (I) become a party to, establish, adopt, renew, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council, public labor authority, or similar organization or (J) terminate without cause the employment of any executive officer of the Company;

(xvi) factor any receivables or effect any reverse factoring except, solely in the case of reverse factoring, in the ordinary course of business consistent with past practice; or

(xvii) agree, authorize or commit to do any of the foregoing.

(c) Subject to the terms of this Agreement, including Section 6.5 and Section 6.13, after the date of this Agreement and prior to the Effective Time, the Company, Parent and Merger Sub shall not take or permit any of their respective Subsidiaries to take or agree to take any action that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger.

(d) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals; Change of Recommendation.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.

(b) Notwithstanding anything in Section 6.2(a) to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, in response to an bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a material breach of this Section 6.2, the Company may, or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.2 if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement, dated as of September 1, 2017, by and between a Subsidiary of Parent and the Company, as amended by the Addendum to Confidentiality Agreement, dated as of October 22, 2017 (as further amended, supplemented or modified from time to time in accordance with its terms, the “Confidentiality Agreement”); provided, that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal privately to the Company Board; provided, further, that the Company shall not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 6.2 or otherwise prohibits the Company from complying with its obligations under this Agreement; provided, further, that the Company shall promptly (and in any event within 24 hours) disclose

(and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.2; or (C) after having complied with Section 6.2(e), authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, spin-off, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing 15% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries or any other entity) of the Company; (ii) any direct or indirect acquisition by any Person or group resulting in, or proposal or offer, which if consummated would result in, any Person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, or those of any of its Subsidiaries or assets, in each case, representing 15% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries or any other entity) of the Company or (iii) any combination of the foregoing, in each case, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.2 and that would result in any Person or group becoming the beneficial owner of, directly or indirectly, more than 80% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board has determined in good faith, after consultation with its outside legal counsel and its outside financial advisor, taking into account all legal, financial, financing, regulatory and other aspects of such Acquisition Proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms and all other matters that the Company Board considers appropriate, that would, if consummated, result in a transaction

(A) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.2(e)) and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2(e), the Company Board, including any committee thereof, shall not:

(i) withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company Recommendation;

(ii) approve or recommend, or publicly declare advisable, any Acquisition Proposal;

(iii) fail to include the Company Recommendation in the Proxy Statement;

(iv) in the event an Acquisition Proposal has been made public, fail to publicly reaffirm its approval or recommendation of this Agreement and the Merger within ten (10) Business Days after receipt of any written request to do so from Parent (provided, that Parent shall only be entitled to request one such reaffirmation per Acquisition Proposal; provided, further, that if an Acquisition Proposal is modified in any material respect, Parent shall be entitled to request one additional such reaffirmation in connection with each such modification);

(v) fail to recommend against any Acquisition Proposal that is a tender or exchange offer prior to the close of business on the tenth (10th) business day (calculated in accordance with Rule 14d-1 under the Exchange Act) after commencement thereof; or

(vi) approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.2(b) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (vi), a “Change of Recommendation”).

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board may, after complying with the applicable provisions of this Section 6.2(e), effect a Change of Recommendation and, in the case of a Change of Recommendation relating to a Superior Proposal, terminate this Agreement pursuant to Section 8.1(h), in each case if the Company Board has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that (x) in the case where the Change of Recommendation is not made in connection with an Acquisition Proposal, the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and the Company Board has provided Parent with at least ninety-six (96) hours’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (y) in the case where such Change of Recommendation is made in connection with an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company Board shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.1(h) with respect to a Superior Proposal unless and until (1) the Company notifies Parent in writing, at least ninety-six (96) hours in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.1(h) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and include copies of any proposed transaction documents; (2) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.1(h) with respect to a Superior Proposal, the Company negotiates in good faith with Parent during such ninety-six (96) hour period (to the extent that Parent desires to negotiate) to enable Parent to propose in writing such revisions to the terms of this Agreement as would permit the Company Board not to effect a Change of Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.1(h) in response to a Superior Proposal; and (3) the Company Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent and shall have determined in good faith, after consultation with outside legal counsel and its outside financial advisors, that the Acquisition Proposal continues to constitute a Superior Proposal even if such changes proposed in writing by Parent were to be given effect. For the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.1(h) with respect to a Superior Proposal prior to the time that is ninety-six (96) hours after it has provided the written notice required by clause (1) of the preceding sentence; provided, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.2(e), except that the deadline for such new written notice shall be reduced to forty-eight (48) hours (rather than the ninety-six (96) hours otherwise contemplated by this Section 6.2(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.1(h) with respect to a Superior Proposal shall be reduced to the time that is forty-eight (48) hours after it has provided such written notice (rather than the time that is ninety-six (96) hours otherwise contemplated by this Section 6.2(e)).

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company, the Company Board, or any committee thereof, from disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or 14e-2(a) under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; it being understood that in no event shall this Section 6.2(f)

affect or alter the obligations specified in Section 6.2(d) or 6.2(e) (or the consequences thereof in accordance with this Agreement) or the definition of Change of Recommendation.

(g) Existing Discussions. The Company agrees that it will, and shall direct its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information provided pursuant to or in connection with such agreement. Unless the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, waive, terminate, modify or fail to enforce any “standstill” or confidentiality or similar obligation of any Person (other than any party hereto or its Affiliates) with respect to the Company or any of its Subsidiaries.

(h) Notice. The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if any proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposal, indication of interest or offer (including the identity of the party making such proposal, indication of interest or offer and, if applicable, copies of any written request, proposal, offer, indication of interest or offer, including proposed agreements and any other written communications) and thereafter shall keep Parent informed, on a prompt basis (and, in any event, within forty-eight (48) hours), of the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto) and the status of any such discussions or negotiations.

6.3. Proxy Statement Filing; Information Supplied. The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Parent and the Company each agree that none of the information supplied by it for inclusion in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting prior to filing such documents with the applicable Governmental Authority and mailing such documents to the Company’s stockholders. The Company shall consider in good faith all comments reasonably proposed by Parent or its legal counsel on the Proxy Statement and such other documents related to the Company Stockholders Meeting.

6.4. Company Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the holders of Shares (the “Company Stockholders Meeting”) as promptly as reasonably practicable after clearance by the SEC staff of the Proxy Statement, to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Notwithstanding anything to the contrary in this Agreement, (i) the Company may (no more than two (2) times), and at Parent’s request (no more than two (2) times) shall, adjourn, recess, or postpone the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Requisite Company Vote and (ii) the Company may, and at Parent’s request shall, adjourn, recess, or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than ten Business Days each. Subject to Section 6.2(e), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Requisite Company Vote. The Company agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, providing daily voting reports).

6.5. Cooperation; Status; Antitrust Matters.

(a) Subject to the terms of this Agreement, including Section 6.2 and Section 6.13, each of the Company, Parent and Merger Sub shall use reasonable best efforts to: (i) consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective Subsidiaries, including under the Antitrust Laws and the DOJ Agreement; (iii) avoid any proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger; (iv) defend any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order, or injunction entered by any court or other Governmental Authority vacated, lifted, overturned or reversed; (v) as promptly as reasonably practicable, and in any event within 15 Business Days after the date of this Agreement, make all necessary filings under the HSR Act, and as promptly as reasonably practicable after the date of this Agreement submit all other notifications, filings and registrations required or advisable under the Antitrust Laws (including, for the avoidance of doubt, unless otherwise agreed in writing by Parent and the Company, by submitting and filing, as applicable, joint voluntary notices with CFIUS under the Exon-Florio Amendment with respect to the transactions contemplated by this Agreement and the filing of a notice of an intended sale or transfer to a foreign person with DDTC under ITAR §122.4(b) (if deregistration from DDTC has not been completed), and thereafter supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any Law; and (vi) as promptly as reasonably practicable, make any other required or advisable registrations, declarations, submissions and filings with respect to the transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.

(b) Without limiting the generality of anything contained in this Section 6.5, each party shall: (i) give the other parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request or proceeding; (iii) to the extent practicable, give the other parties notice and an opportunity to participate in any communication made to the United States Federal Trade Commission (the “FTC”), the DOJ, CFIUS or any other domestic, foreign or supranational Governmental Authority regarding the transactions contemplated by this Agreement; and (iv) promptly notify the other parties of the substance of any communication from the FTC, DOJ, CFIUS or any other domestic, foreign or supranational Governmental Authority regarding the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted or communication made to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law each party hereto will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c) Subject to applicable Laws and as required by any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement.

(d) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws, or the DOJ Agreement, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority or private party, challenging the transactions contemplated by this Agreement as violative of any Antitrust Law or the DOJ Agreement or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law or the DOJ Agreement the consummation of the transactions contemplated by this Agreement, each of Parent and the Company shall (and shall cause their respective Subsidiaries to) use their respective reasonable best efforts to (i) resolve any such objections and (ii) contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the transaction on or before the Outside Date. In furtherance of the foregoing, Parent shall (and if (and only if) requested by Parent, the Company shall) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law or the DOJ Agreement so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries and (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that nothing in this Agreement shall require Parent, the Company, or any of their respective Subsidiaries, to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of Parent, the Company, or any of their respective Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to Parent or the Company only from and after the Effective Time in the event that the Closing occurs.

(e) For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the Defense Production Act of 1950 and the Exon-Florio Amendment, ITAR, Regulation (EC) 139/2004 of the European Union (“EU Merger Regulation”), and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate foreign investments, or (iii) protect the national security or the national economy of any nation.

6.6. Information; Access and Reports.

(a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

(b) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries; provided, that in the event the Company does not disclose certain information pursuant to the foregoing clauses (i) and (ii), at Parent’s reasonable request the parties shall implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any on-site procedures (including an on-site study) with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent, such consent not to be unreasonably delayed, withheld or conditioned. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement. Notwithstanding anything herein to the contrary, the parties hereby agree and acknowledge that the standstill and similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any valid termination of this Agreement in accordance with its terms.

(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.7. Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release of Parent and the Company. Thereafter, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other party, except (a) as such press release or other public announcement may be required by applicable Law, in which case the party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good faith consideration to any such comments proposed by the other party or (b) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 6.8, each of the parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company.

6.9. Employee Benefits.

(a) Parent agrees that the employees of the Company and its Subsidiaries who continue to be employed after the Effective Time (other than those employees covered by a collective bargaining agreement, the “Continuing Employees”) will, as long as they are employed, be provided with (i) during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, (A) a base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (B) other compensation and employee benefits (excluding equity-based and other long-term incentive compensation, short-term incentive compensation, and severance) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such Continuing Employees immediately prior to the Effective Time, (ii) during the period commencing at the Effective Time and ending on December 31, 2018, target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (iii) during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, severance benefits that are no less favorable than the severance benefits specified in Section 6.9(a)(ii) of the Company Disclosure Schedule.

(b) Parent shall cause (or, with respect to employees outside of the United States, use commercially reasonable efforts to cause) (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans to be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates and (iii) any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility, vesting and benefit accrual thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits or to the extent it would result in a duplication of benefits), service by such Continuing Employees to the Company or any of its Affiliates or predecessors as if such service were with Parent, to the same extent such service was credited under a comparable Benefit Plan.

(c) The Company shall be permitted to finally and conclusively determine the amounts payable under the Company’s annual bonus plans (collectively, the “Company Bonus Plans”) in respect of the 2017 fiscal year, and shall pay such amounts in the ordinary course of business at such time annual bonuses have historically been paid by the Company, but no later than the Closing Date; provided, that such amounts shall not, in the aggregate, exceed 110% of the aggregate target bonus amounts under the Company Bonus Plans in respect of the 2017 fiscal year.

(d) The Company may, in consultation with Parent and subject to Parent’s consent, establish bonus targets, maximums, performance measures and eligibility and participation requirements under the Company Bonus Plans for a performance period beginning on January 1, 2018 and ending on June 30, 2018 (the “Short Performance Year”). Prior to Closing, Parent shall consult with the Compensation Committee regarding the performance determination for the Short Performance Year, based on results through the most recent practicable date prior to the Closing, and Parent shall consider such views in good faith upon making its determination in accordance with the following sentence. Following the Closing, Parent shall determine the level of achievement of the applicable performance measures for the Short Performance Year and the earned bonus amount of each participant based on such level of achievement, which amount shall be paid in the first calendar quarter of 2019, subject to the participant’s continued employment with the Parent and its Subsidiaries, including the Company, through such date. For the period from July 1, 2018 through December 31, 2018, bonus opportunities will be provided to Continuing Employees in accordance with Section 6.9(a)(ii). In the event that, prior to payment of the 2018 fiscal year bonuses, a Continuing Employee’s employment is terminated by Parent, the Surviving Corporation or any of their respective Affiliates without “cause” or by such Continuing Employee for “good reason” (as each such term is defined in the Company 2015 Stock Incentive Plan), such employee shall, no later than thirty (30) days following such termination, be paid a bonus award for the 2018 fiscal year under the applicable Company Bonus Plan, based on target performance levels and prorated for the portion of the 2018 fiscal year (based on calendar days) elapsed between January 1, 2018 and the effective date of such Continuing Employee’s termination of employment; provided, that any Continuing Employee who is otherwise entitled to receive a prorated bonus for such period under a change in control agreement, severance plan, or otherwise, will not be eligible to receive the prorated bonus described in this Section 6.9(d) in order to avoid duplication of benefits.

(e) At the Effective Time, each outstanding long-term incentive cash award that was granted prior to the date of this Agreement shall vest in full and Parent shall, or shall cause the Surviving Corporation to, pay such amounts to the holders thereof through the Surviving Corporation’s payroll no later than five (5) Business Days following the Closing Date.

(f) Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans. From and after the Effective Time, Parent shall, and shall cause its Affiliates to, honor all obligations and rights under the Benefit Plans in accordance with their terms as in effect from time to time, including with respect to modification, amendment and termination.

(g) Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third party beneficiary rights for the benefit of any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.10. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be shared equally by Parent and the Company.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, employee, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party.

(b) Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any Contract that has been made available to Parent prior to the date of this Agreement, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law. In addition, for six (6) years following the Effective

Time, Parent shall cause the Surviving Corporation to cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company immediately prior to the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for six (6) years following the Effective Time in any respect, except as required by applicable Law.

(c) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available insurances carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums paid by the Company as of the date of this Agreement for such insurance (or to pay an aggregate amount exceeding 300% of such annual premiums to purchase the “tail” insurance policies contemplated for the first sentence of this paragraph); and provided, further, that if the annual premiums of such insurance coverage (or amount in respect of such “tail” insurance policies, as applicable) exceeds such applicable amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this

Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11.

6.12. Stockholder Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall keep the other reasonably informed regarding any such stockholder litigation. Until the termination of this Agreement in accordance with Article VIII, the Company shall permit Parent to participate in any such stockholder litigation against the Company and/or its directors, including an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to any transaction contemplated by this Agreement, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such stockholder litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. Each of Parent and the Company shall notify the other promptly of the commencement of any stockholder litigation of which it has received notice.

6.13. DOJ Agreement. As of and following the Effective Time and until the expiration of the term of such agreement, Parent acknowledges and agrees that the Surviving Corporation shall be bound to the obligations imposed upon the Company pursuant to the DOJ Agreement. Parent acknowledges and agrees that the DOJ’s ability to declare a breach under the DOJ Agreement is, subject to the occurrence of the Effective Time, applicable in full force to the Surviving Corporation. As promptly as practicable after the execution of this Agreement, the Company shall provide written notice to the DOJ of the Merger and the other transactions contemplated by this Agreement in accordance the DOJ Agreement (the thirty (30)-day period beginning on the date such notice is provided, the “DOJ Notice Period”).

6.14. Other Actions by the Company.

(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.15. Adoption by Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, Parent (directly or through its Subsidiaries) shall cause the sole stockholder of Merger Sub to execute and deliver, in accordance with applicable Law and its certificate of incorporation and bylaws, a written consent adopting this Agreement in accordance with the DGCL.

6.16. Financing Cooperation. The Company shall and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, provide all customary cooperation reasonably requested by Parent in connection with any third-party debt financing of Parent or any of its subsidiaries for the purpose of financing the Merger and any transaction related thereto, including the refinancing of any debt of Parent, the Company or their respective Subsidiaries in connection therewith; provided, however that (A) such requested cooperation shall not unreasonably interfere with the business or the ongoing operations of the Company and/or its Subsidiaries, (B) nothing in this Section 6.16 shall (i) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any contract, in each case, material to the business of the Company and its Subsidiaries, taken as a whole, (ii) require the Company or any of its Subsidiaries or any of its or their respective Representatives to breach, waive or amend any terms of this Agreement, (iii) cause any condition to the Closing set forth in Article VII to not be satisfied or (iv) cause the Company and/or its Subsidiaries to violate any obligation of confidentiality binding on the Company and/or its Subsidiaries, (C) neither the Company nor any of the Company’s Subsidiaries shall be required to pay or incur any commitment or other similar fee or incur or assume any other actual or potential liability or obligation in connection with any debt financing, in each case other than as are contingent upon the Closing or which are concurrently reimbursed by Parent, (D) none of the directors of the Company or any Subsidiary, acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with any debt financing that would be effective prior to the Effective Time, (E) none of the Company, the Company’s Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the any financing that is not contingent upon the Closing or that would be effective prior to the Effective Time, (F) none of the Company, any of its Subsidiaries or any of its or their respective Representatives shall be required, prior to Closing, to make any representation or warranty to any underwriter, initial purchaser, placement agent lender or any person in connection with any debt financing of Parent or any of its Subsidiaries and (G) none of the Company, its Subsidiaries or their Representatives shall be required pursuant to this Section 6.16 (i) to furnish any financial statements, audit reports or financial information other than to the extent such statements, reports or information are readily available to the Company, any of its Subsidiaries or any of their respective Representatives or could reasonably be prepared without undue burden or expense, (ii) to furnish any legal opinions or (iii) provide or assist in the preparation of any pro forma financial information. Nothing in this Section 6.16 shall require any employee, officer, director or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action that would result in personal liability to such employee, officer, director or Representative in connection with the debt financing of Parent or any of its Subsidiaries.

Notwithstanding anything to the contrary herein, any breach by the Company or its Subsidiaries of their obligations under this Section 6.16 shall not, in and of itself, constitute a breach for purposes of Section 8.1(e) or a breach of the condition precedent set forth in Section 7.2(b). Notwithstanding any provision of this Section 6.16, Parent and Merger Sub each acknowledge and agree that the obtaining of financing by Parent or Merger Sub is not a condition to the Closing, and reaffirm their respective obligations to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement irrespective and independently of the availability of any financing, subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2.

6.17. Treatment of Outstanding Debt.

(a) If requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to, (i) issue a notice of optional redemption on the Closing Date for all of the outstanding aggregate principal amount of the Company’s 5.75% Senior Notes due 2022 (the “Senior Notes”), issued pursuant to that certain Indenture, dated as of September 25, 2012, among the Company, certain of its subsidiaries party thereto as guarantors, and U.S. Bank National Association, as trustee (the “Senior Notes Indenture”), pursuant to the Senior Notes Indenture in order to effect a redemption on a date following the Closing Date specified by Parent and (ii) provide any other cooperation reasonably requested by Parent to facilitate, if elected by Parent, the satisfaction and discharge of the Senior Notes pursuant to the Senior Notes Indenture effective as of (or at Parent’s election, following) the Closing Date. The redemption and (if applicable) satisfaction and discharge of the Senior Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Senior Notes. Parent shall deposit or cause to be deposited funds with the trustee for the Senior Notes sufficient to fund any such Discharge no later than the earlier of the redemption time specified in the applicable redemption notice and the date of such satisfaction and discharge.

(b) The Company shall and shall cause its Subsidiaries to (i) deliver all notices and take all other actions required to repay in full on the Closing Date (using funds provided on the Closing Date by Parent) or in the case of letters of credit, to cash collateralize (to the extent that Parent has not entered into alternative arrangements with the issuing bank), all obligations then outstanding under the Second Amended and Restated Credit Agreement, dated as of May 22, 2017, among the Company, certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and financial institutions party thereto (as amended, supplemented or otherwise modified, the “Company Credit Agreement”) and terminate the Company Credit Agreement (and the Company’s and its Subsidiaries’ obligations thereunder (other than those obligations that survive the termination of the Company Credit Agreement in accordance with the terms of the Company Credit Agreement as in effect as of the date hereof or as customary in a payoff letter)) on the Closing Date and (ii) use reasonable best efforts to cause the release on the Closing Date of all Liens securing obligations under the Company Credit Agreement (such repayment, release and termination, the “Company Credit Agreement Termination”), including using reasonable best efforts to deliver to Parent, on the Closing Date, a customary payoff letter, fully executed by the relevant agent for the lenders and secured parties under the Company Credit Agreement, evidencing and effecting the Company Credit Agreement Termination.

(c) Within the time periods required by the terms of each agreement governing the Company Credit Agreement, the Senior Notes and the Subordinated Convertible Notes (the “Specified Company Indebtedness”), the Company shall and shall cause its Subsidiaries to take all actions required by the terms of such agreement to be performed by the Company or any of its Subsidiaries at or prior to the Effective Time as a result of the execution and delivery of this Agreement, the Merger, and the other transactions contemplated by this Agreement, including the giving of any notices that may be required prior to the Effective Time and the delivery to the applicable lender, agent, trustee, other counterparty or other applicable Person of any documents or instruments required to be delivered to them prior to the Effective Time, in each case in connection with such transactions or otherwise required pursuant to any agreement governing the terms of any Specified Company Indebtedness; provided that the Company shall deliver a copy of any such notice or other document or instrument to Parent at least three (3) Business Days prior to delivering or entering into such notice or other document or instrument in accordance with the terms of the applicable agreement governing the terms of such Specified Company Indebtedness. Without limiting the generality of the foregoing, upon Parent’s written request, the Company shall to (A) (i) execute and deliver (or cause to be executed and delivered, as applicable) at the Effective Time, a supplemental indenture, officer’s certificate and opinion of counsel, in each case in form and substance reasonably acceptable to Parent, as may be required with respect to the Senior Notes Indenture and the Subordinated Convertible Notes Indenture and (ii) use reasonable best efforts to cause the trustees under the Senior Notes Indenture and the Subordinated Convertible Notes Indenture to execute at the Effective Time such supplemental indentures and (B) with respect to the Loan Agreement, dated as of October 1, 2001, between the Industrial Development Board of the City of Jackson and the Company (the “Jackson Loan Agreement”), use reasonable best efforts to cause “Bond Counsel” (as such term is used therein) to deliver the opinion contemplated by Section 5.7(c) thereof. Without limiting the foregoing, the parties acknowledge that the Bond Counsel opinion may not be delivered and the failure to deliver the Bond Counsel opinion or a default or event of default under the Jackson Loan Agreement shall not, in and of itself, constitute a breach of this Agreement in any respect (it being understood and agreed that the underlying causes of such failure may constitute a breach of this Agreement).

(d) In addition to the foregoing, the Company shall use its reasonable best efforts to, and to cause its Subsidiaries to, take any actions and deliver any documents, certificates, agreements or instruments that are reasonably requested by Parent with respect to the repayment, repurchase, redemption, retirement, termination, defeasance, discharge, satisfaction, assumption, continuation, amendment or other treatment specified by Parent of any Indebtedness for borrowed money of the Company other than the Specified Company Indebtedness.

(e) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including without limitation professional fees and expenses of accountants, legal counsel and other advisors) to the extent such costs are incurred by the Company or its Subsidiaries in connection with cooperation provided by the Company, its Subsidiaries, their respective officers, employees and other Representatives pursuant to the terms of Section 6.16 or this Section 6.17. Parent hereby agrees to indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees, agents and Representatives (collectively, the “Financing Indemnitees”) from and against any and all liabilities, damages, claims, costs, expenses or losses suffered or incurred by them in connection with any debt offers, Discharge or other actions required to be taken pursuant to the terms of Section 6.16 or this Section 6.17, except to the extent that such liabilities, damages, claims, costs, expenses or losses arose out of or result from the gross negligence, bad faith, intentional breach or willful misconduct of a Financing Indemnitee. This Section 6.17(e) shall survive the Effective Time or earlier termination of this Agreement.

(f) Notwithstanding anything to the contrary in this Section 6.17, (A) the requested cooperation under Section 6.17(d) shall not unreasonably interfere with the business or the ongoing operations of the Company and/or the its Subsidiaries (B) nothing in Section 6.17(d) shall (i) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any contract, in each case material to the business of the Company and its Subsidiaries, (ii) require the Company or any of its Subsidiaries or any of its or their respective Representatives to breach, waive or amend any terms of this Agreement, (iii) cause any condition to the Closing set forth in Article VII to not be satisfied or (iv) cause the Company and/or its Subsidiaries to violate any obligation of confidentiality binding on the Company and/or its Subsidiaries, (C) neither the Company nor any of the Company’s Subsidiaries shall be required to pay or incur any commitment or other similar fee or incur or assume any other actual or potential liability or obligation in connection with any of the actions required by Section 6.17(d), in each case other than as are contingent upon the Closing or which are concurrently reimbursed by Parent, (D) none of the directors of the Company or any of its Subsidiaries, acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with any cooperation requested under Section 6.17(d) that would be effective prior to the Effective Time, (E) none of the Company, the Company’s Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement, pursuant to Section 6.17(d) that is not contingent upon the Closing or that would be effective prior to the Effective Time (other than notices of the transactions contemplated hereby that are required in accordance with the terms of the relevant Indebtedness for borrowed money to be delivered prior to Closing) and (F) none of the Company, any of its Subsidiaries or any of its or their respective Representatives shall be required, prior to Closing, to make any representation or warranty to any person in connection with any cooperation requested pursuant to Section 6.17(d) (other than in notices of the transactions contemplated hereby or other documents that are required in accordance with the terms of the relevant Indebtedness for borrowed money to be delivered prior to Closing). Nothing in Section 6.17(d) shall require any employee, officer, director or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action that would result in personal liability to such employee, officer, director or Representative.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote.

(b) Antitrust Law Filings. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; (ii) a decision shall have been adopted by the European Commission pursuant to the EU Merger Regulation declaring that the Merger is compatible with the internal market; and (iii) the clearances, consents, approvals, and waiting periods applicable to the consummation of the Merger under the Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Schedule shall have been obtained or expired or been earlier terminated, as applicable.

(c) Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect that enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement, and the DOJ shall not have notified the Company of its determination that the Merger or the other transactions contemplated by this Agreement has the effect of circumventing or frustrating the enforcement purposes of the DOJ Agreement.

(d) DOJ Notice Period. The DOJ Notice Period shall have expired and the DOJ Agreement shall remain in full force and effect.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(f)(ii) (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date; (ii) each of the representations and warranties of the Company set forth in Section 5.1(b) (Capital Structure) (other than to the extent addressed by clause (iii) below), Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(l) (Takeover Statutes) and Section 5.1(s) (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (iii) each of the representations and warranties of the Company set forth in the first three and eighth sentences, the fourth sentence (to the extent of the aggregate number of Shares or Preferred Shares reserved for issuance), the fifth sentence (to the extent of the aggregate number of Shares underlying outstanding Company Equity Awards) and the seventh sentence (to the extent relating to shares of capital stock or other securities of the Company (and not a Subsidiary thereof)), of Section 5.1(b)(i) (Capital Structure) shall have been true and correct except for any de minimis inaccuracies as of the date of this Agreement and shall be true and correct except for any de minimis inaccuracies as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct except for any de minimis inaccuracies as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) are satisfied.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.

ARTICLE VIII

Termination

8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if the Merger shall not have been consummated by June 3, 2018 (the “Outside Date”), provided, that if the Closing shall not have occurred prior to such date and all the conditions to Closing, other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (to the extent relating to an Antitrust Law set forth in Section 7.1(b) or the DOJ Agreement), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended on one occasion by either Parent or the Company for a period of ninety (90) days by written notice to the other party, and such date, as so extended, shall be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of a condition to the consummation of the Merger;

(c) by either Parent or the Company, if the Requisite Company Vote shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting (and the meeting shall have concluded);

(d) by either Parent or the Company, if any Order permanently enjoining or otherwise permanently prohibiting consummation of the Merger shall become final and non-appealable;

(e) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date);

(f) by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by the non-breaching party to the breaching party or (ii) three (3) Business Days prior to the Outside Date);

(g) by Parent, prior to the time the Requisite Company Vote is obtained, if a Change of Recommendation shall have been made or occurred; or

(h) by the Company, prior to the time the Requisite Company Vote is obtained, in connection with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(e); provided, that prior to or concurrently with such termination, the Company pays the Company Termination Fee due to Parent.

8.2. Effect of Termination and Abandonment.

(a) Except to the extent provided in Sections 8.2(b), 8.2(c), 8.2(d) and 8.2(e), in the event of termination of this Agreement and the abandonment of the Merger in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, that (x) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or willful and material breach of its obligations set forth in this Agreement and (y) the provisions set forth in this Section 8.2 and the second and third sentences of Section 9.1 shall survive the termination of this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by or on behalf of the breaching party with the knowledge that the taking of such act or the failure to take such act would cause a material breach of this Agreement.

(b) In the event that this Agreement is terminated:

(i) (A) by (I) either the Company or Parent pursuant to Section 8.1(b) (Outside Date) or Section 8.1(c) (Requisite Company Vote Not Obtained) or (II) Parent pursuant to Section 8.1(e) (Company Breach);

(B) an Acquisition Proposal shall have been made publicly or announced or otherwise become known to the Company or the Company Board which Acquisition Proposal has not been withdrawn (publicly, if such Acquisition Proposal was made publicly or announced) prior to the earlier of (x) in the case of termination pursuant to Section 8.1(c), five (5) days prior to the Company Stockholders Meeting or (y) in the case of termination pursuant to Section 8.1(b) or Section 8.1(e), termination of this Agreement; and

(C) within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have consummated a transaction contemplated by an Acquisition Proposal or shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal; provided, that, for purposes of this Section 8.2(b)(i), the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) by Parent pursuant to Section 8.1(g) (Company Recommendation Matters); or

(iii) by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(b)(i), within two (2) Business Days after the earlier of consummation of such Acquisition Proposal and entry into such Alternative Acquisition Agreement, (2) in the case of Section 8.2(b)(ii), within two Business Days after termination of this Agreement and (3) in the case of Section 8.2(b)(iii), concurrently with or prior to termination of this Agreement, the Company shall pay a termination fee of $47,000,000 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(c) Each party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if the Company fails to timely pay Parent any amount due pursuant to Section 8.2(b) (any such amount due, a “Termination Payment”), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the applicable Termination Payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by Parent) in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof; provided, that if such suit does not result in a judgment against the Company, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit.

(d) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Except in the event of fraud or willful and material breach, if a Termination Payment is required to be, and is, paid pursuant to this Section 8.2, Parent’s right to receive the applicable Termination Payment and any additional amounts pursuant to Section 8.2(c) shall be the sole and exclusive remedies of Parent and its respective Subsidiaries and any of Parent’s or its Subsidiaries’ respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives against the Company, the Company’s Subsidiaries and any of the

Company’s or its Subsidiaries’ respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated.

(e) Each of the parties acknowledges and agrees that (i) the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and, except in the event of fraud or willful and material breach, such Company Termination Fee shall be in full and complete satisfaction of any and all monetary damages of Parent, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement (including any breach of this Agreement by the Company), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; (ii) in the event this Agreement is terminated under circumstances where the Company Termination Fee is payable, and is paid, except in the event of fraud or willful and material breach, in no event shall (x) Parent be entitled to seek or obtain any recovery or judgment in excess of the Company Termination Fee and any additional amounts pursuant to Section 8.2(c) against the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents or other Representatives or any of their respective assets, or (y) Parent be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated by this Agreement (including any breach by the Company), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; and (iii) the parties shall take such actions as are necessary and sufficient so that the agreements contained in this Section 8.2 may be enforceable against such party, including executing and delivering any waivers, releases and similar instruments consistent therewith upon any other party’s request; provided, however, that this Section 8.2 shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(b).

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits), Section 6.11

(Indemnification; Directors’ and Officers’ Insurance) and Section 6.13 (DOJ Agreement) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.17(e) (Financing Indemnity) and Section 8.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after the receipt of the Requisite Company Vote, no amendment shall be made which by applicable Law requires further approval by the holders of Shares without obtaining such further approval.

9.3. Waiver. The conditions to each of the respective parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (a) expressly submits to the personal jurisdiction and venue of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(b) Each of the parties to this Agreement acknowledges and agrees that the rights of each party to consummate the Merger and the other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies a party may have in equity or at law, each party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege or assert, and each party hereby waives the defense, that there is an adequate remedy at law.

9.6. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email, provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

If to Parent or Merger Sub:

Prysmian S.p.A.

Via Chiese 6

20126 – Milan

Italy

Attention:         General Counsel

Email:        ennio.bernasconi@prysmiangroup.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Adam O. Emmerich and Edward J. Lee

Email:        AOEmmerich@wlrk.com and EJLee@wlrk.com

If to the Company:

General Cable Corporation

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Attention: General Counsel

Email:        emoser@generalcable.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Joseph B. Frumkin and Krishna Veeraraghavan

Email:         frumkinj@sullcrom.com and veeraraghavank@sullcrom.com

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7. Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule, together with each other agreement entered into by or among any of Parent, Merger Sub and the Company as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8. No Third-Party Beneficiaries. Except as provided in this Section 9.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that if, and only if, the Effective Time occurs, (a) the holders of Shares shall be third-party beneficiaries of, and entitled to rely on, Section 4.1 (Effect on Capital Stock), (b) the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards), (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and (d) the Financing Indemnitees shall be third-party beneficiaries of, and entitled to rely on, Section 6.17(e) (Treatment of Outstanding Debt). The parties hereto further agree that the rights of third party beneficiaries under the first proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. Except as otherwise provided in Section 4.2(c)(iv), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed upon the Merger or the transfer of Shares pursuant to the Merger shall be paid by Parent or the Company when due and expressly shall not be a liability of holders of Shares.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly-owned Subsidiary” or “wholly-owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties, except that Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly-owned direct or indirect Subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent from performing their respective obligations under this Agreement or consummating the Merger and the other transactions contemplated by this Agreement, and (b) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PRYSMIAN S.p.A.

By:	/s/ Valerio Battista
	Name:	Valerio Battista
	Title:	Chief Executive Officer

ALISEA CORP.

By:	/s/ Fabio Ignazio Romeo
	Name:	Fabio Ignazio Romeo
	Title:	President

[Signature Page to Agreement and Plan of Merger]

GENERAL CABLE CORPORATION

By:	/s/ Michael T. McDonnell
	Name:	Michael T. McDonnell
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

Term	Section
Acquisition Proposal	6.2(c)
Action	5.1(g)(i)
Affiliate	5.1(j)(iv)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(vi)
Antitrust Laws	6.5(e)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Bond Counsel	6.17(c)
Book-Entry Shares	4.1(a)
Business Day	1.2
Bylaws	2.2
CFIUS	5.1(d)(i)
Change of Recommendation	6.2(d)(vi)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Board	Recitals
Company Bonus Plans	6.9(c)
Company Credit Agreement	6.17(b)
Company Credit Agreement Termination	6.17(b)
Company Disclosure Schedule	5.1
Company Equity Awards	4.2(b)
Company Option	4.3(a)
Company Permits	5.1(i)(ii)
Company PSU Award	4.3(c)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company RSU Award	4.3(b)(i)
Company Stockholders Meeting	6.4
Company Termination Fee	8.2(b)
Compensation Committee	4.3(c)
Confidentiality Agreement	6.2(b)
Constituent Corporations	Preamble
Continuing Employees	6.9(a)
Contract	5.1(d)(ii)
Converted PSU Award	4.3(c)

Converted RSU Award	4.3(b)(ii)
Converted Shares	4.1(b)
D&O Insurance	6.11(c)
DDTC	5.1(d)(i)
Delaware Certificate of Merger	1.3
DGCL	Recitals
Discharge	6.17(a)
Dissenting Shares	4.1(a)
DOJ	5.1(a)(N)
DOJ Agreement	5.1(a)(N)
DOJ Notice Period	6.13
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)
ERISA Plan	5.1(h)(ii)
ESPP	4.3(d)
EU Merger Regulation	6.5(e)
Exchange Act	5.1(d)(i)
Excluded Shares	4.1(a)
Exon-Florio Amendment	5.1(d)(i)
FCPA	5.1(r)
Financing Indemnitees	6.17(e)
FTC	6.5(b)
Government Official	5.1(r)
Governmental Authority	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Indebtedness	5.1(j)(iv)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property Rights	5.1(p)
IRS	5.1(h)(i)
IT Assets	5.1(p)
ITAR	5.1(d)(i)
Jackson Loan Agreement	6.17(c)
Knowledge	5.1(g)(iii)
Laws	5.1(i)(i)
Leased Real Property	5.1(k)(i)(C)(a)
Letter of Transmittal	4.2(c)(i)
Lien	5.1(k)(i)(C)(b)
Material Adverse Effect	5.1(a)
Material Contract	5.1(j)(i)
Material Real Property Lease	5.1(k)(i)(C)(f)
material weakness	5.1(e)(iii)

Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-U.S. Benefit Plans	5.1(h)(i)
NYSE	5.1(a)(G)
Order	7.1(c)
Outside Date	8.1(b)
Owned Real Property	5.1(k)(i)(B)
Parent	Preamble
Parent Disclosure Schedule	5.2
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Permitted Liens	5.1(k)(i)(C)(c)
Person	4.2(e)
Personal Data	5.1(p)
Preferred Shares	5.1(b)(i)
Products	5.1(a)(A)
Proxy Statement	6.3
Real Property	5.1(k)(i)(C)(d)
Real Property Leases	5.1(k)(i)(C)(e)
Registered Intellectual Property	5.1(p)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Senior Notes	6.17(a)
Senior Notes Indenture	6.17(a)
Services	5.1(a)(A)
Share Certificate	4.1(a)
Shares	Recitals
Short Performance Year	6.9(d)
Significant Customer	5.1(t)
significant deficiency	5.1(e)(iii)
Significant Supplier	5.1(t)
Specified Company Indebtedness	6.17(c)
Stock Plans	5.1(b)(i)
Subordinated Convertible Notes	5.1(b)(i)
Subordinated Convertible Notes Indenture	5.1(b)(i)
Subsidiary	5.1(a)
Superior Proposal	6.2(c)
Surviving Corporation	1.1
Tail Period	6.11(c)
Takeover Statute	5.1(l)
Tax	5.1(n)
Taxes	5.1(n)

Tax Return	5.1(n)
Termination Payment	8.2(c)
U.S. Benefit Plans	5.1(h)(i)
U.S. GAAP	5.1(a)(C)
willful and material breach	8.2(a)

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

GENERAL CABLE CORPORATION

ARTICLE I

The name of the corporation is General Cable Corporation (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including, without limitation, directors serving on committees of the Board; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

Exhibit A-2